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Exhibit 8.5

October 17, 2016

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Fl.
New York, NY 10022

Re: NorthStar Realty Finance Corp. Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

              We have acted as counsel to NorthStar Realty Finance Corp., a Maryland corporation (the "NRF"), in connection with the Mergers and other transactions contemplated by the Agreement and Plan of Merger, dated June 2, 2016, as amended by the Letter Agreements dated July 28, 2016 and October 16, 2016 (the "Merger Agreement"), by and among NRF, NorthStar Asset Management Group Inc., a Delaware corporation ("NSAM"), Colony Capital, Inc., a Maryland corporation ("Colony"), Colony NorthStar, Inc., a Maryland corporation and a wholly owned subsidiary of NSAM ("Colony NorthStar"), New Sirius Inc., a Maryland corporation and a wholly owned subsidiary of the Company ("New Sirius"), NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and a subsidiary of the Company ("NRF LP"), Sirius Merger Sub-T, LLC, a Delaware limited liability company and a subsidiary of the Company, and New Sirius Merger Sub, LLC, a Delaware limited liability company and a subsidiary of NRF. Pursuant to certain of the transactions contemplated by the Merger Agreement, at the New Holdco Merger Effective Time, New Sirius will become successor to NRF (NRF and, subsequent to the New Holdco Merger Effective Time, New Sirius, as successor to NRF, together the "Company"). This opinion is being delivered to be filed as an exhibit to the registration statement on Form S-4, as amended (File No. 333-212739) containing the joint prospectus/proxy statement of the Company, NSAM and Colony filed with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

              In giving this opinion letter, we have examined the following:

1.
the Registration Statement;

2.
the Merger Agreement;

3.
the Company's Articles of Restatement, filed with the Maryland Department of Assessment and Taxation on August 7, 2014;

4.
the Agreement of Limited Partnership of NRF LP and the Amended and Restated Agreement of Limited Partnership of NRF LP;

5.
the taxable REIT subsidiary ("TRS") elections for N-Star Real Estate CDO I, Ltd., NS Servicing LLC (revoked effective as of April 1, 2011), 490 Post TRS, LLC, Seawall 2006-4A, Ltd., Abacus 2006-NS2, Ltd., MC Funding Ltd., NRFC Montevina Holding Corp., NRF-MC Management

October 17, 2016 Page 2

    Holding Corp., NRF-Reindeer Ltd., NRFC Luxembourg Holdings I S.a.r.l., CIT CLO I, Ltd., MC Funding 2007-1, Ltd., MC Funding USTRS LLC, NorthStar Real Estate Securities Opportunity Fund GP, Ltd., Westchester CLO, Ltd., MC Funding USTRS II, LLC, MC Funding 2007-2 Ltd., Monroe Capital Funding II, Ltd., N-Star Real Estate CDO VII, Ltd., G/NRF Holdings Ltd., Midwest Care Holdco TRS I LLC, NorthStar Landco LLC, N-Star Real Estate CDO II, Ltd., N-Star Real Estate CDO V, Ltd., N-Star Real Estate CDO IX, Ltd., NRF Capital Markets LLC, NRFC HRH Holdings LLC, NS Servicing II LLC, NS Real Estate Income Trust Advisors Holding LLC, NRFC SBK Holdings LLC, NRFC Henry Holdings, LLC, NRF Corporate Holdco Ltd., Bayshore West Homes, LLC, NRFC PE Fund Investor II, LLC, NRFC PE Fund Investor IV, LLC, NRFC PE Fund Investor V, LLC, Bayshore AHP Homes, LLC, Project Shore Investors II, LLC, NorthStar MP OPCO JV, LLC, NS Real Estate Advisor Holdings II, LLC, HC Income Advisors Holding-T, LLC, Tristate Realty Investor-T, LLC, Bayshore AMC Homes, LLC, WGC OP Holdings-T CAM2, LLC, Platform Member Holdings-T CAM2, LLC, 3CPI-T CAM2, LLC, PE Investments-T CAM2, LLC, Castleblack-T CAM2, LLC, CMPI CAM2-T, LLC, NorthStar Luxembourg Holdings, S.a.r.l, CMPI CAM2-T, LLC, Healthcare CAM2-T, LLC, LC CAM2-T, LLC, Platform Member Holdings II-T CAM2, LLC, Bayshore AMC Homes AZ, LLC, GA HC REIT II TRS Midwest Holdings, LLC, GA HC REIT II TRS Illinois ALF Holdings, LLC, GA HC REIT II TRS Holdco, LLC, GA HC REIT II TRS Mass Senior Care Holdings, LLC, Keystone Summit Member-T, LLC, NorthStar RXR New York Metro Income, Inc. (revoked effective as of January 1, 2016), NEP CAM2-T, LLC, Winterfell Healthcare-T CAM2, LLC, MC CAM2-T, LLC, GMS Gebaudemanagement und Service GmbH, Alpharetta Hotel GP, Inc., Ashville Venture, Inc., Nesbitt L.V.C.C. Corp., Acradia Hotel GP, Inc., NorthStar Corporate Income Master Fund, NorthStar Capital Income Master Fund, Bayshore Portfolio IV Homes, LLC, and NorthStar/Townsend Institutional Real Estate Fund Inc. (collectively, the "NRF TRSs");

6.
the opinion of Kramer Levin Naftalis & Frankel LLP, dated as of June 30, 2014 upon which we are allowed to rely, addressing, among other matters, the federal income tax consequences of (i) the distribution of the common stock of NSAM by the Company to the holders of its common stock and (ii) the merger of NorthStar Realty Finance Corp., a Maryland corporation and the former indirect parent of the Company ("Old NorthStar"), with and into the Company; and

7.
such other documents as we have deemed necessary or appropriate for purposes of this opinion.

              In connection with the opinions rendered below, we have assumed, with your consent, that:

1.
each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.
during its taxable years ending (a) December 31, 2016, and (b) at the Sirius-Polaris Merger Effective Time, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Company Officer's Certificate"), true for such years;

October 17, 2016 Page 3
3.
during its taxable years ending December 31, 2016, and future taxable years, NRF RED REIT Corp. ("RED REIT") will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of RED REIT (the "RED REIT Officer's Certificate" and together with the Company Officer's Certificate, the "Officer's Certificates"), true for such year;

4.
Colony NorthStar will timely file or cause to be filed a U.S. federal tax return on Internal Revenue Service (the "Service") Form 1120-REIT for the Company for the Company's 2016 taxable year and its taxable year ending at the Sirius-Polaris Merger Effective Time;

5.
if Colony NorthStar discovers that the Company did not satisfy one or more of the REIT income, asset, distribution, or other requirements for any taxable year, or there is a final determination by the Service that the Company did not satisfy one of those requirements, Colony NorthStar will, to the extent possible, take all actions contemplated or required by sections 856(c)(6), (c)(7), and (g)(5) and 860 of the Internal Revenue Code of 1986, as amended (the "Code"), as the case may be, in order to maintain the Company's status as a REIT for such year and all succeeding years through the Company's final taxable year;

6.
the Mergers and the transactions contemplated by the Merger Agreement have been or will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including satisfaction of all pre-closing covenants) and that the Merger Agreement and the Registration Statement accurately reflect the material facts of such transactions;

7.
the Company will not make any amendments to its organizational documents or the organizational documents of the NRF TRSs after the date of this opinion that would affect its qualification as a REIT for any taxable year;

8.
RED REIT will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

9.
no action will be taken by the Company, RED REIT, NRF LP, or Colony NorthStar after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

              In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.

              Based solely on the documents and assumptions set forth above and the representations set forth in the Officer's Certificates, we are of the opinion that commencing with their taxable years ended December 31, 2004, and through, in the case of Old NorthStar, June 30, 2014, and in the case of the Company, through December 31, 2015, each of the Company and Old NorthStar have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the

October 17, 2016 Page 4

Code and the Company's organization and current and proposed method of operation through the Sirius-Polaris Merger Effective Time will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2016 and its taxable year ending at the Sirius-Polaris Merger Effective Time.

              We will not review on a continuing basis the Company's, RED REIT's, NRF LP's or Colony NorthStar's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificates. Accordingly, no assurance can be given that the actual results of the Company's operations will satisfy the requirements for qualification and taxation as a REIT in any given period. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer's Certificates.

              The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

              The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references therein to us. In giving this consent, we do not admit that we are in the category of person whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,
/s/ Vinson & Elkins LLP
Vinson & Elkins L.L.P.

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  Exhibit 8.5